Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, by and between Banc of California, National Association, a national banking association (“Bank” or “Employer”) and J. Francisco A. Turner (the “Executive,” and, together with Bank and Employer, either a “Party” or collectively the “Parties”) is dated as of March 24, 2016 (this “Agreement”).

WHEREAS, Employer and the Executive previously entered into that certain employment agreement dated as of January 6, 2014 (the “Prior Agreement”); and

WHEREAS, Employer and the Executive desire to enter into this Agreement in order to amend, restate and supersede the Prior Agreement and thereby reflect the revised terms of employment to which the Parties now wish to agree.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, Employer and the Executive hereby agree as follows:

1. Effective Date. The “Effective Date” shall mean April 1, 2016.

2. Employment Period. Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve Employer, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the April 1, 2019 (the “Employment Period”); provided, however, that, commencing on April 1, 2019, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Employment Period shall automatically be extended by two years so as to terminate two years from such Renewal Date, unless, at least 90 days prior to the Renewal Date, Employer shall give notice to the Executive that the Employment Period shall not be so extended.

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Executive Vice President, Chief Strategy Officer, with such duties and responsibilities as are customarily assigned to such position. The Executive shall report directly to the Chief Executive Officer and President of Bank (the “Bank CEO”) and/or such other officers of Bank and/or Banc of California, Inc., a Maryland corporation and wholly owning parent holding company of Bank (“Bancorp”), as determined by the board of directors of Bank (the “Bank Board”) from time to time. The Executive’s duties will initially also include oversight of the Financial Institutions Bank. If the Executive serves on either the board of directors of Bancorp (the “Bancorp Board”) and/or the Bank Board during the Employment Period (which shall be subject to election by the shareholders of Bancorp and Bank, respectively, and subject to each of Bancorp’s and Bank’s ordinary course director nomination processes and policies), the Executive agrees that (A) he shall so serve without compensation for his service as a director and (B) shall not serve on any committee of either such boards of directors for which independence is necessary or, as determined by the Chair of the Bancorp Board or the Chair of the Bank Board, respectively, in his or her sole discretion, advisable. During the Employment Period, the Executive shall be provided with an office at the corporate headquarters.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall be employed by Employer on a full-time basis and agrees to devote such time as is necessary to discharge the responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently. During the Employment Period, it shall not be a violation of this Agreement for the Executive to, either for free or for personal compensation, (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, (C) manage personal investments and personal investment companies, and (D) subject to Section 8, his fiduciary duties to Bancorp and Bank, and his compliance with Employer’s policies and procedures in effect from time to time applicable to employees of either Bancorp or Bank with respect to actual or potential conflicts of interest, including, without limitation, the Code of Business Ethics and Conduct, attend to other business matters, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of Employer in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than $500,000 payable in accordance with Employer’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Bank Board, the Bancorp Board and/or the Compensation Committee of the Bancorp Board (the “Compensation Committee”) pursuant to normal performance review policies. The Annual Base Salary shall not be reduced after any increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) in the form of an award under the Banc of California, Inc. 2013 Omnibus Incentive Plan (or its successor) (the “Plan”) based on the attainment of performance objectives determined and established by the Compensation Committee, taking into account, as appropriate, the criteria deemed relevant related to performance of Bank, with an annual target bonus of 100% of such Annual Base Salary (the “Target Bonus”), prorated for any partial year. The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be paid in accordance with customary practice in cash or in equity awards with respect to shares of Bancorp common stock (including restrictive covenants) that are substantially consistent with the terms of equity awards granted under the Plan to employees of Employer in the ordinary course of business consistent with past practice, as determined by the Compensation Committee in its discretion; provided, however, that no more than 50% of the actual Annual Bonus for any year shall be paid in the form of equity awards.

(iii) Incentive Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be entitled to receive, in addition to the Annual Bonus, an annual incentive bonus (“Incentive Bonus”) in the form of an award under the Plan based upon attainment of performance objectives and metrics determined and established by the Compensation Committee, taking into account, as appropriate, the criteria deemed relevant related to performance of Bancorp, with an annual target incentive bonus of 100% of the Annual Bonus actually received by the Executive for such fiscal year (“Target Incentive Bonus”), prorated for any partial year. The actual Incentive Bonus, which could be higher or lower than the Target Incentive Bonus, shall be paid in accordance with customary practice in cash and in equity awards with respect to shares of Bancorp common stock on terms (including restrictive covenants) that are substantially consistent with the terms of equity awards granted under the Plan to employees of Employer in the ordinary course of business consistent with past practice, as determined by the Compensation Committee in its discretion; provided, however, that no more than 50% of the actual Incentive Bonus for any year shall be paid in the form of equity awards.

(iv) Initial Equity Award. Promptly following the date of this Agreement, Bancorp shall grant to the Executive 50,000 restricted shares of Bancorp common stock, subject to performance objectives comparable to similarly situated executive officers of the Company, which shares shall vest in equal annual installments of up to 10,000 shares each over five (5) years, commencing on April 1, 2017 and continuing until fully vested on April 1, 2021, subject to the Executive’s continued employment with Employer through each applicable vesting date.

(v) Clawback. For three years following the grant of any such equity payments or other equity compensation, all equity payments or other equity compensation provided to the Executive under this Agreement shall be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer (A) in effect from time to time generally applicable to executives of the Bank or (B) adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) or by agreement with, or consent of, the Executive.

(vi) Equity Awards. During the Employment Period, the Executive shall be eligible to participate in Bancorp’s equity compensation plans as may be in effect from time to time.

(vii) Flexible Time Off. The Executive shall be entitled to take off as much time as needed or as appropriate (“FTO”), consistent with his professional responsibilities and business needs; provided that the Executive is meeting his work responsibilities; and provided, further, that he is demonstrating a level of commitment and conscientiousness that is sufficient to satisfy his professional responsibilities to Employer. The Executive will receive his usual base salary during approved FTO, unless the Executive is on an extended leave that is unpaid pursuant to Employer’s employee handbook or applicable law (e.g., FMLA, CFRA, or other extended leave). Because FTO is not an accrued benefit, the Executive will not be eligible for a payout of FTO at the time of separation from Employer, regardless of the reason for the separation.

(viii) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies and programs provided by Employer on a basis that is no less favorable than those generally applicable or made available to executives of Employer. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs, as well as supplemental executive disability insurance benefits and vehicle policies or vehicle allowances) on a basis that is no less favorable than those generally applicable or made available to executives of Employer; provided that business travel, meal expenses and business accommodations shall be in the Executive’s reasonable discretion and shall include premium cabin air travel.

(ix) Beneficiaries. From time to time, by signing a form furnished by Employer, the Executive may designate any legal or natural person or persons (who may be designated contingently or successively) to whom to transfer any outstanding equity awards held by the Executive at the time of his death. If the Executive fails to designate a beneficiary as provided above, or if the designated beneficiary dies before the Executive or before complete payment or settlement of the outstanding equity awards, the outstanding equity awards held by the Executive shall be transferred to the Executive’s estate. For purposes of this Agreement, the term “designated beneficiary” means the person or persons designated by the Executive as his beneficiary in the last effective beneficiary designation form filed with Employer, or if the Executive has failed to designate a beneficiary, the Executive’s estate.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If Employer determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with Employer shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with Employer on a full-time basis for 90 consecutive, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. Employer may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive is convicted of, or pleads guilty or nolo contendere to a charge of commission of a felony involving moral turpitude or securities or banking laws;

(ii) the Executive has engaged in willful gross neglect or willful gross misconduct in carrying out his duties, which is reasonably expected to result in material economic or material reputational harm to Employer;

(iii) the Executive is subject to an action taken by a regulatory body or a self-regulatory organization, which materially impairs or prevents the Executive from performing his duties with Employer that are required under this Agreement; or

(iv) the Executive materially breaches any provision of this Agreement.

For purposes of this Section 4(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Bancorp Board, the Bank Board or upon the instructions of the Bancorp Board, Bank Board or the Bank CEO or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Employer. In order to invoke a termination for Cause on any of the grounds enumerated under Section 4(b)(ii) or Section 4(b)(iv), Employer must provide written notice to the Executive of the existence of such grounds within 30 days following Employer’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have 30 days following receipt of such written notice during which he may remedy the ground if such ground is reasonably subject to cure.

(c) With Good Reason. The Executive’s employment may be terminated by the Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 3(a), or any other action by Employer that results in a material diminution in such position, authority, duties or responsibilities;

(ii) any material breach of any of the provisions of Section 3(b);

(iii) any requirement by Employer that the Executive’s services be rendered primarily at a location or locations other than Santa Monica, Los Angeles, Beverly Hills or Irvine, California; or

(iv) any failure by Employer to comply with Section 8(c).

In order to invoke a termination with Good Reason, the Executive shall provide written notice to Employer of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions and Employer shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination with Good Reason.

(d) Without Good Reason. The Executive’s employment may be terminated by the Executive without Good Reason at any time upon 60 days’ prior written notice to Employer. Given the importance of the Executive’s position with Employer, the Executive’s access to and use of confidential information, and the irreparable harm that the Executive’s departure would likely cause to Employer, its customer relationships, and its business opportunities, the Executive agrees that, during the period (the “Notice Period”) commencing on the date on which Employer receives notice of the Executive’s termination of his employment without Good Reason (the “Notice Date”) and ending on the earlier of (i) 60 days following the Notice Date and (ii) such earlier date as designated by Employer, the Executive shall remain an employee of Employer and shall not be free to begin an employment relationship with another entity, absent Employer’s authorized written consent. During the Notice Period, Employer shall continue to pay the Executive a base salary in accordance with its regular salary practices and the Executive shall be entitled to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. During the Notice Period, Employer reserves the right to (i) change or remove any of the Executive’s duties, (ii) require the Executive to remain away from Employer’s premises, and/or (iii) take such other action as determined by Employer to aid and assist in the transition process associated with the Executive’s departure. During the Notice Period, the Executive shall continue to act in a manner consistent with this Agreement and his duty of loyalty to Employer. Employer may waive or terminate the Notice Period at any time and for any reason or for no reason, in which case the Date of Termination (as defined below) shall be the date on which Employer notifies the Executive of such waiver or termination.

(e) Notice of Termination. Any termination by Employer for Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice in the case of a termination with Cause or with Good Reason). The failure by the Executive or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of the Executive or Employer, respectively, hereunder or preclude the Executive or Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or Employer’s rights hereunder.

(f) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by Employer for Cause, or by the Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by Employer without Cause, the Date of Termination shall be the date on which Employer notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated without Good Reason, the Date of Termination shall be the earlier of 60 days following the Notice Date and such earlier date as designated by Employer.

5. Obligations of Employer upon Termination of Employment.

(a) With Good Reason; Without Cause. If, during the Employment Period, Employer shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate employment for Good Reason:

(i) Employer shall pay to the Executive the aggregate of the following amounts:

(A)	to the extent not previously paid, in a lump sum in cash within 30 days after the Date of Termination, the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by Employer as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Employer policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); and

(B)	to the extent not previously paid, no later than March 15th of the year following the year in which the Date of Termination occurs, subject to the achievement of any applicable performance goals required in order for the bonus to be deductible by reason of qualifying for the “performance-based” compensation exception of Section 162(m) of the Code, the product of (1) the sum of the Target Bonus and the Target Incentive Bonus (determined as though the Executive remained employed by Employer through the year in which the Date of Termination occurs) and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

(ii) Employer shall pay to the Executive an amount equal to the product of (A) one and one-half and (B) the sum of (1) the Executive’s Annual Base Salary and (2) the sum of the Annual Bonus and the Incentive Bonus received by the Executive in respect of most recently completed fiscal year of Employer as of the Date of Termination; provided that, if a termination of the Executive’s employment described in this Section 5(a) occurs within two years immediately following a Change of Control (as defined on Exhibit A hereto), in lieu of the foregoing amount, Employer shall pay to the Executive an amount equal to the product of (x) two and (y) the sum of the Executive’s Annual Base Salary, the Target Bonus and the Target Incentive Bonus; and provided, further, that the applicable amount payable pursuant to this clause (ii) shall be payable in equal installments over the 24 month period immediately following the last day of the Executive’s employment by Employer in accordance with Employer’s normal payroll policies;

(iii) Any equity-based awards granted to the Executive shall vest and become free of restrictions immediately, and any stock options or stock appreciation rights granted to the Executive shall be exercisable for the remainder of their term, without regard to any provisions relating to earlier termination of the stock options or stock appreciation rights based on termination of employment (the “Equity Benefits”);

(iv) For either (A) the 18-month period following the Date of Termination or (B) if a termination of the Executive’s employment described in this Section 5(a) occurs within two years immediately following a Change of Control, the two-year period following the Date of Termination, Employer shall continue to provide medical and dental benefits to the Executive and his eligible dependents as if the Executive remained an active employee of Employer (collectively “Welfare Benefits”); and

(v) To the extent not theretofore paid or provided, Employer shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Employer and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with Employer.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits, and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include death benefits for which Employer pays as in effect on the date of the Executive’s death.

(c) Disability. If the Executive’s employment is terminated by Employer by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits, (iii) payment of the Pro Rata Bonus, (iv) the Welfare Benefits, and (v) the Equity Benefits. Accrued Obligations shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive or his estate or beneficiary, as applicable, on the date specified in Section 5(a)(i). With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability benefits.

(d) With Cause; Without Good Reason. If the Executive’s employment shall be terminated by Employer with Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination and (ii) Other Benefits, in each case, to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Any amounts payable by Employer to the Executive pursuant to Section 5(a)(ii), 5(a)(iii), and 5(a)(iv) shall be subject to and conditioned upon the Executive signing and delivering (and not revoking) to Employer a general release and waiver (in the form attached as Exhibit B) and the first payment pursuant to Section 5(a)(ii) shall be made on the 55th day following the Date of Termination (the “Initial Payment Date”), with any payments that would have otherwise been made during the period between the Date of Termination and the Initial Payment Date to be paid in a lump sum on the Initial Payment Date.

6. Full Settlement. Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. Employer agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by Employer, any affiliates or their respective predecessors, successors or assigns, the Executive, his estate, beneficiaries or their respective successors and assigns of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided that the Executive prevails on at least one material claim.

7. Section 280G.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of Reduced Amount (as defined below). If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments (as defined below) shall be reduced to such Reduced Amount.

(b) If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, Bancorp, Bank or one of its subsidiaries shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount); provided that the Executive shall not be permitted to elect to reduce any Agreement Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, and shall advise Employer in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, Employer shall reduce the Agreement Payments in the following order: (1) by reducing benefits payable pursuant to Section 5(a)(i)(B), then (2) by reducing amounts payable pursuant to Section 5(a)(ii), then (3) by reducing amounts payable pursuant to Section 5(a)(iv), and then (4) by reducing amounts payable pursuant to Section 5(a)(iii). All determinations made by the Accounting Firm under this Section 7 shall be binding upon Employer and the Executive and shall be made within 60 days of the Executive’s Date of Termination. In connection with making determinations under this Section 7, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive, and Employer shall cooperate in the valuation of any such services, including any noncompetition provisions.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by Employer to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by Employer to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Employer to or for the benefit of the Executive shall be repaid by the Executive to Employer; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 7 shall be borne by Employer.

(e) Definitions. The following terms shall have the following meanings for purposes of this Agreement.

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is mutually agreed to by Employer and the Executive for purposes of making the applicable determinations hereunder, which firm shall not be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control;

(ii) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 7);

(iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

(v) “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code; and

(vi) “Reduced Amount” shall mean the amount of Agreement Payments that (A) has a Present Value that is less than the Present Value of all Agreement Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

8. Confidential Information; Nonsolicitation of Employees; Corporate Opportunities.

(a) The Executive shall hold in a fiduciary capacity for the benefit of Employer all secret or confidential information, knowledge or data relating to Employer or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by Employer or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with Employer, the Executive shall not, without the prior written consent of Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Employer and those designated by it or as may be required by applicable law, court order, a regulatory body or arbitrator or other mediator.

(b) During the period beginning on the date hereof and ending upon the second anniversary of the Date of Termination, but without limitation to any of the Executive’s other duties or obligations to Employer or any of its affiliated companies, the Executive shall not, without the prior written consent of Employer, directly or indirectly, solicit or encourage any person to leave his or her employment with Bancorp or Bank or any of their subsidiaries or assist in any way with the hiring of (i) any Bancorp or Bank employee (or any employee of any of their subsidiaries) by any other business (a “Relevant Person”) or (ii) any person who was a Relevant Person at any time during the 12-month period preceding such hiring or solicitation.

(c) During the period beginning on the date hereof and ending upon the Date of Termination, but without limitation to any of the Executive’s other duties or obligations to Employer or any of its affiliated companies, with respect to any business opportunities involving business activities or lines of business that are the same as or similar to those pursued by, or competitive with, Bank, Bancorp or any of their subsidiaries, that are from time to time presented to the Executive (irrespective of whether in his capacity as an executive and/or director of Employer or any of its affiliated entities), to the extent that such business opportunities are ones that Bank, Bancorp or any of their subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so (each, an “Opportunity”), the Executive shall be obligated to communicate such Opportunity to Bank, and the Executive shall not be permitted to directly or indirectly pursue such Opportunity unless the Bank Board and Bancorp Board shall have affirmatively declined such Opportunity. For clarification, none of Bancorp, Bank or any or their subsidiaries renounces or waives its ability to pursue, compete for, acquire or otherwise undertake any opportunity, and Bancorp, Bank and their subsidiaries may do so, whether or not such opportunity is presented or offered to them or to any other person, including those mentioned above.

(d) The obligations of Employer to make the severance payments to the Executive under Section 5 shall be conditioned upon and subject to the Executive’s compliance with all of the terms of this Section 8 and the release described in Section 5.

(e) Notwithstanding Section 8(d), the Executive acknowledges that Employer would be irreparably injured by any violation of this Agreement, including Section 8, and the Executive hereby acknowledges and agrees that, in addition to any other remedies available to it for any breach or threatened breach of this Agreement, including Section 8, Employer shall be entitled, without posting any bond or proof of damages, to a preliminary or permanent injunction, restraining order, and/or other equitable or specific performance based relief, restraining the Executive from any actual or threatened breach of this Agreement, including Section 8.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of Employer shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b) This Agreement shall inure to the benefit of and be binding upon Bancorp, Bank and their respective successors and assigns.

(c) Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at Employer.

If to Employer:	Banc of California, N.A. 18500 Von Karman Avenue, Suite 1100 Irvine, California 92612 Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(f) Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by Bancorp’s or Bank’s boards of directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(g) Any payments that, under the terms of this Agreement, qualify for the short-term deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the separation pay exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day following the Executive’s separation from service (provided that any accrued installments that would otherwise be payable during that six-month period are paid at the end of such period) and (ii) the Executive’s death. In no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Employer makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

(h) This Agreement amends, restates and supersedes the Prior Agreement as of the Effective Date, after which time the Prior Agreement shall no longer have any continuing force or effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from its board of directors, Bank has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

BANC OF CALIFORNIA, N.A.

By:	/s/ Steven A. Sugarman
Name:	Steven A. Sugarman
Title:	Chairman, President and Chief Executive Officer

EMPLOYEE

/s/ J. Francisco A. Turner
J. Francisco A. Turner

[Signature Page to Turner Amended and Restated Employment Agreement]

EXHIBIT A

DEFINITION OF CHANGE OF CONTROL

For the purposes of this Agreement “Change of Control” means:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of Bancorp (the “Outstanding Bancorp Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of Bancorp entitled to vote generally in the election of directors (the “Outstanding Bancorp Voting Securities”); provided, however, that, for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from Bancorp, (B) any acquisition by Bancorp, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Bancorp or any company affiliated with Bancorp, or (D) any acquisition pursuant to a transaction that complies with clauses (c)(i), (c)(ii) and (c)(iii) below;

(b) Individuals who, as of the Effective Date, constitute the Bancorp Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Bancorp Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Bancorp’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Bancorp or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Bancorp, or the acquisition of assets or stock of another entity by Bancorp or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Bancorp Common Stock and the Outstanding Bancorp Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Bancorp or all or substantially all of Bancorp’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Bancorp Common Stock and the Outstanding Bancorp Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Bancorp or such corporation resulting from such Business

A-1

Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of Bancorp of a complete liquidation or dissolution of Bancorp.

A-2

EXHIBIT B

GENERAL RELEASE

1.	In consideration of the payments and benefits to which J. Francisco A. Turner (the “Executive”) is entitled under the employment agreement entered into by and between the Executive and Banc of California, N.A. (“Bank”), dated as of March 24, 2016 (the “Employment Agreement”), the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge Banc of California, Inc. (“Bancorp”), Bank and their subsidiaries, affiliates and divisions (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, relating to the Executive’s employment or termination thereof, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.	The Executive acknowledges that: (a) this entire General Release is written in a manner calculated to be understood by him; (b) he has been advised to consult with an attorney before executing this General Release; (c) he was given a period of [45][21] days within which to consider this General Release; and (d) to the extent he executes this General Release before the expiration of the [45][21]-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this General Release during a period of seven days following the Execution Date, and this General Release shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this General Release, the Executive shall deliver to Bank, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this General Release shall be null and void and of no further force or effect.

3.

Notwithstanding anything else herein to the contrary, this General Release shall not affect: the obligations of Bank set forth in the Employment Agreement or other obligations that, in each case, by their terms, are to be performed after the Execution Date (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify the Executive respecting acts or omissions in connection with the Executive’s service as a director, officer or employee of the Affiliated Entities; obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.

4.	This General Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of California, without reference to its principles of conflict of laws.

5.	The Executive represents and warrants that he is not aware of any claim by him other than the claims that are released by this General Release. The Executive further acknowledges that he may hereafter discover claims or facts in addition to or different than those that he now knows or believes to exist with respect to the subject matter of this General Release and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and the Executive hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6.	Being aware of such provisions of law, the Executive agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction determined by a court of competent jurisdiction to apply.

7.	It is the intention of the parties hereto that the provisions of this General Release shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this General Release. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this General Release shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this General Release in order to render the same valid and enforceable.

8.	This General Release may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this General Release.

9.	In the event of the breach or a threatened breach by the Executive of any of the provisions of this General Release, Bancorp and Bank would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, Bancorp and Bank shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting a bond or other security.

10.	Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this General Release.

BANC OF CALIFORNIA, INC.

By:
Name:
Title:

EXECUTIVE

J. Francisco A. Turner

[Signature Page to General Release]